UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 15, 2004

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2004, UPC Services Ltd ("UPC Services"), a subsidiary of UnitedGlobalCom, Inc. ("UGC"), entered into an Executive Service Agreement (the "Agreement") with Charles H.R. Bracken, UGC's Co-Chief Financial Officer. The terms of the Agreement are substantially similar to UPC Services's previous Executive Service Agreement with Mr. Bracken. Pursuant to the Agreement, Mr. Bracken's salary is subject to periodic adjustments and his current salary is GBP325,663.

The Agreement continues until terminated by either party upon six months notice. UPC Services may terminate Mr. Bracken's employment for any reason without notice if it makes a payment equivalent to Mr. Bracken's salary and benefits for the shorter of six months or the unexpired period of six months' notice as at the date of the termination. The Agreement also provides for a six month severance payment from date of termination if UPC Services terminate Mr. Bracken without cause, provided that Mr. Bracken signs a release. Such six-month severance payment is in addition to the payment in lieu of the six-month notice period of termination. The Executive Service Agreement may be terminated at any time for cause by UPC Services. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, UPC Services may discontinue future payments under the Agreement, in whole or in part, until such incapacitation ceases.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	__/s/ Ellen P. Spangler________________
Ellen P. Spangler
Senior Vice President of Business and Legal Affairs

Date: January 6, 2005